AMENDMENT TO AGREEMENT
                             ----------------------

         The Agreement dated as of February 1, 1997 between Mr. Rajiv Vohra (the "Advisor") and Packaging Plus Services, Inc. (the "Company"), as amended on March 14, 1997, April 24, 1997 and August 27, 1997, is hereby further amended as follows:

         Paragraph 2 of the Agreement, is amended to read:

         "2. Except as otherwise specified herein, this Agreement shall be effective for five years from the date hereof, until it is terminated by either party upon thirty (30) days written notice received by either the Advisor or the Company."

         Paragraph 4(b) of the Agreement, is amended, in part, to read:

         "4. In consideration for the services rendered by the Advisor to the Company pursuant to this Agreement, the Company shall compensate the Advisor as follows:

         "(b) The Company grants to the Advisor common shares of the Company at the rate of 60,000 shares per month, for the thirty seventh through the sixtieth month of the term of this Agreement, or a total of 1,440,000 shares for the twenty four additional months of the extended term hereof. The total amount of these Shares may be transferred to the Advisor, in advance at any time, in whole or in part."


         All other terms and conditions of the Agreement continue in effect.

Dated: January 23, 1998


                                                 /s/ Rajiv Vohra
                                                 -------------------
                                                 Rajiv Vohra

PACKAGING PLUS SERVICES, INC.



By:      /s/ Richard A. Altomare
         -------------------------
         Richard A. Altomare
         President and CEO